UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): March 17, 2009 (March 12, 2009)
QUANTA SERVICES, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-13831 (Commission File No.)	74-2851603 (IRS Employer Identification No.)
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(Address of principal executive offices, including ZIP code)
(713) 629-7600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On March 12, 2009, the Compensation Committee of the Board of Directors of Quanta Services, Inc. (Quanta) adopted the Quanta Services, Inc. 2009 Incentive Bonus Plan (the Incentive Plan). Under the Incentive Plan, Quanta’s corporate and operating unit executive officers and/or key management employees are eligible to receive annual bonus awards payable in cash and restricted stock. All restricted stock awards earned under the Incentive Plan, if any, will be made pursuant to the Quanta Services, Inc. 2007 Stock Incentive Plan. Certain of the awards under the Incentive Plan are based on the achievement of certain performance goals. For 2009, performance goals for operating unit executives are based on achievement of operating income targets, modified return on asset targets, and various safety statistics at the operating unit level. Performance goals under the Incentive Plan for corporate management employees are based on achievement of operating income targets and return on equity targets in 2009. The Incentive Plan also provides for additional discretionary awards in cash and/or restricted stock to award both corporate and operating unit executive officers and key management employees. The Compensation Committee, based on recommendations of management, establishes specific target amounts for the participants under the Incentive Plan. In addition, all future awards under the Incentive Plan are subject to approval by the Compensation Committee prior to the date any such awards are granted.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 17, 2009

QUANTA SERVICES, INC.
By:	/s/ TANA L. POOL
	Name:	Tana L. Pool
	Title:	Vice President and General Counsel